Exhibit 10.6

English Summary of Sales, Marketing and Research & Development Agreement (the “Agreement”), dated as of January 23, 2008, by and between Macrocure Ltd. (the “Company”) and Magen David Adom in Israel (“MDA”).

•	Subject Matter of Agreement: (i) sales and marketing arrangements between the Company and MDA; (ii) manufacturing arrangements for manufacture of the Company’s product by MDA; and (iii) research and development arrangements between the Company and MDA.

•	Background to Agreement: Concurrently with entry into this Agreement, Professor David Danon granted to the Company an exclusive, worldwide right of use in U.S. Patent No. 6,146,890, filed with the U.S. Patent and Trademark Office on June 30, 1995 (the “Patent”), containing claims relating to a method for differentiating monocytes into macrophages and a method for culturing macrophages from blood and in any parallel or similar patent application filed by Professor Danon or on his behalf, anywhere in the world (such right of use, the “License”).

•	Manufacturing and Sales and Marketing Arrangements and Related Compensation: Under the Agreement, MDA received a sub-license from the Company to manufacture product for the Company, while the Company finances the marketing of the Company’s product in Israel and around the world.

•	As consideration for its manufacture of the Company’s product, MDA is entitled to receive from the Company a fixed per unit price (subject to adjustment for the Israeli consumer price index and for significant changes in the costs of production), as well as royalties equal to 1% of net sales of the Company’s product outside of Israel, which are defined as amounts the Company receives in connection with the marketing, distribution and sales, based on sales reports supplied by the Company.

•	The parties agreed that, should the Company cease to sell its product in Israel for a period of more than six months, MDA will be entitled to continue to manufacture and sell the product, without such constituting a breach of the Agreement or MDA’s rights with respect to the Patent.

•	Research and Development Arrangements. The Agreement provides that research and development will be executed based on the cooperation of the two parties and according to a work program prepared by the Company. The Company shall bear all costs related to the execution of the research and development and the presentation of its results.

•	The Agreement specifically provides that the intellectual property, including copyrights, patents, trademarks, trade secret in the technology, the development thereof and in the products of the work program of the Company, even if the development was at the facilities of MDA and/or in collaboration with MDA, will be the exclusive and full property of the Company.

•	It was further agreed that the Company will pay the salary of Dr. Adi Shani (who was an MDA employee) as part of the research and development arrangements.

•	Investment, Board Observer and Related Rights of MDA. Under the Agreement, the Company granted MDA the right to invest in the Company and purchase from the Company up to 5% of the Company's outstanding shares and agreed to provide MDA with rights in the capital and voting of the Company in accordance with such investment.

•	MDA was furthermore granted the right to appoint a non-voting observer to the board of directors of the Company. The identity of the director is subject to the good faith consent of the company. At such time when a strategic partner is brought into the Company or upon the event of an initial public offering of the Company’s shares, the Company is granted the right to re-consider MDA’s board appointment right.

•	Term of Agreement. The Agreement shall commence on the date of the fulfillment of the conditional precedent (the signing of an agreement between the Company and Professor Danon) and will expire only with the expiry of the Patent in Israel and/or in various countries in which it is registered (or will be registered). The Agreement may also terminate (i) in the event of dissolution and/or receivership involving the Company, (ii) if attachments or charges have been imposed on the assets of the Company and have not been cancelled within 30 days, or (iii) upon a fundamental breach of the Agreement by one of the parties.

•	Additional Terms. The Agreement further includes terms concerning the following non-material matters, which have been omitted from this Summary:

•	Indemnification

•	Jurisdiction and Applicable Law

•	Right to use MDA's Symbol